                                                                       EXHIBIT 2

                       PURCHASE AND SETTLEMENT AGREEMENT

         This Agreement, made as of the 18th day of December 1995, by and between United Dominion Industries Limited, a corporation incorporated under the laws of Canada ("United Dominion"); Cedar Group, Inc., a corporation incorporated under the laws of Delaware ("Cedar Group"), and Dominion Bridge, Inc., a corporation incorporated under the laws of Canada, originally incorporated as 3010864 Canada Inc. ("Dominion Bridge").

                              Background Statement

         (A) On April 8, 1994, United Dominion, Cedar Group, a corporation affiliated with Cedar Group named Edinov Corporation, and Dominion Bridge consummated a series of transactions pursuant to which (a) Dominion Bridge was incorporated and became the owner of its current assets, (b) Cedar Group became the owner of 85% of the outstanding common shares of Dominion Bridge, (c) United Dominion became the owner of 15% of the outstanding common shares of Dominion Bridge, and (d) Cedar Group, Dominion Bridge, Edinov and United Dominion entered into the Shareholders' Agreement (as hereinafter defined), all as described in a Master Agreement (as hereinafter defined). Also pursuant to the transactions, United Dominion became the owner of all the issued and outstanding Class A preferred shares of Dominion Bridge and Cedar Group became the owner of all the issued and outstanding Class B preferred shares of Dominion Bridge, as further described in the Master Agreement.

         (B) Cedar Group has acquired from United Dominion all of the common shares and all but 9,552,000 of the Class A preferred shares held by United Dominion in Dominion Bridge.

         (C) United Dominion desires to sell and Cedar Group desires to buy all remaining Class A preferred shares held by United Dominion in Dominion Bridge in accordance with this Agreement and to provide for the release and discharge by United Dominion of all of its security against the assets of Dominion Bridge and Cedar Group and Edinov all in accordance with this Agreement. Subject to the terms hereof, United Dominion is prepared to release and discharge its security against the assets of Dominion Bridge, Cedar Group and Edinov, as well as any collateral or cross guarantees, relating to proposed financing, provided by any of them with respect to the obligations of any other of them towards United Dominion.

                             Statement of Agreement

         Now, therefore, in consideration of the premises herein, the payments and transfers made pursuant hereto, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                           Article I - Interpretation

         1.1 - Definitions. Unless something in the subject matter or context is inconsistent therewith:

(a) "Act" means the Canada Business Corporations Act as the same may be supplemented, amended or replaced from time to time;

(b)      "Additional Shares" has the meaning ascribed thereto in clause 2.1(b);

(c) "Agreement" means this Purchase and Settlement Agreement dated as of December 18, 1995 between United Dominion, Cedar Group and Dominion Bridge;

(d) "Bonding Facilities" means bonding facilities for the purposes of bidding on and/or obtaining customer contracts obtained by the Business and specifically includes such bonding facilities put in place by United Dominion for the benefit of the Business as are currently in existence;

(e) "Business" means the business of Dominion Bridge, whether now conducted by Dominion Bridge or previously conducted as and through a division of United Dominion;

(f) "Business Day" means any day other than a Saturday or Sunday or other day on which the principal commercial banks are not open for business in Toronto, Ontario, Montreal, Quebec or Charlotte, North Carolina;

(g) "Cedar Group" means Cedar Group, Inc., a corporation incorporated under the laws of Delaware;

(h)      "Cedar Group Shares" means shares of common stock of Cedar Group;

(i) "Debenture" means the debenture made April 8, 1994 by Dominion Bridge in favour of United Dominion in the principal amount of $100 million;

(j) "Deed of Hypothec" means the deed of hypothec dated April 8, 1994 granted by Dominion Bridge in favour of United Dominion;

(k) "Dominion Bridge" means Dominion Bridge, Inc., a corporation incorporated under the Act;

(l) "Edinov" means Edinov Corporation, a corporation incorporated under the Act;

(m) "Hypothecation and Pledge of Securities Agreement" means the Hypothecation and Pledge of Securities Agreement dated April 8, 1994 granted by Cedar Group to United Dominion;

(n) "Interim Credit Agreement" means the letter agreement dated April 8, 1994 between United Dominion and Dominion Bridge regarding interim financing of up to $10 million;

(o) "Master Agreement" means the Master Agreement dated March 9, 1994 among United Dominion, Cedar Group, Edinov and Dominion Bridge;

(p) "Oakville, Ontario Address" means 2829 Sherwood Heights Drive, Oakville, Ontario L6J 7R7, Canada;

(q) "Original Agreements" means all the agreements, certificates and letters executed between and among the parties hereto and Edinov in connection with the transactions consummated on April 8, 1994, including but not limited to the Master Agreement, Rollover Agreement, Share Purchase Agreement, Shareholders' Agreement, Registration Rights Agreement, Debenture, Deed of Hypothec, Hypothecation and Pledge of Securities Agreement, Interim Credit Agreement, Pledge Agreement and Security Agreement;

(r)      "Parties" means United Dominion, Cedar Group and Dominion Bridge;

(s) "Person" means and includes any individual, corporation, partnership, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal representative;

(t) "Pledge Agreement" means the Pledge Agreement dated April 8, 1994 granted by Dominion Bridge to United Dominion with respect to the Debenture;

(u) "Preferred Shares" means the 9,552,000 7 1/2% Cumulative Redeemable Retractable Class A Preferred Shares in the capital of Dominion Bridge owned by United Dominion;

(v) "Proceeding" means any suit, action, dispute, claim, litigation, arbitration or any legal, administrative or other proceeding or governmental investigation, including appeals and applications for review, at law or in equity or before any court or arbitrator or federal, provincial, state, municipal or other governmental department, commission, tribunal, board or agency;

(w) "Registration Rights Agreement" means the Registration Rights Agreement dated April 8, 1994 between United Dominion and Cedar Group;

(w.1) "Resolution" means a resolution of the Executive Committee of United Dominion constituting Cedar Group as its attorney-in-fact pursuant to
         Section 4.1 hereof;

(x) "Rollover Agreement" means the Rollover Agreement executed March 9, 1994 with effect as of December 31, 1993 between United Dominion and Dominion Bridge;

(y) "Security Agreement" means the Security Agreement dated April 8, 1994 granted by Dominion Bridge to United Dominion;

(z) "Share Purchase Agreement" means the Share Purchase Agreement dated March 10, 1994 between United Dominion and Cedar Group;

(aa) "Shareholders' Agreement" means the Shareholders' Agreement dated April 8, 1994 among United Dominion, Cedar Group, Edinov and Dominion Bridge;

(ab) "Specified Financial Obligations" means the obligations of United Dominion under or in respect of each of the outstanding bonds, letters of credit, foreign exchange contracts and guarantees of United Dominion relating to the Business and identified in SCHEDULE A, including all future renewal or other fees and costs payable in respect thereof, all of which obligations were assumed and/or guaranteed by Dominion Bridge and Cedar Group pursuant to the Original Agreements, but for which obligations United Dominion remains directly responsible;

(ac) "Transfer Agent" means the transfer agent appointed from time to time by Cedar Group with respect to the Cedar Group Shares, which currently is Pacific Corporate Trust Company;

(ad) "Transfer Agent Agreement" means the agreement substantially in the form attached hereto as EXHIBIT B; and

(ae) "United Dominion" means United Dominion Industries Limited, a corporation incorporated under the Act.

         1.2 - Headings. The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Articles, Sections or other portions hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

         1.3 - Extended Meanings. In this Agreement, unless the context otherwise requires, words importing the singular number only shall include the plural and vice-versa and words importing the masculine gender shall include feminine and neuter genders and vice-versa.

         1.4 - Currency. All references to currency herein are to the lawful money of Canada unless otherwise explicitly indicated.

         1.5 - Schedules and Exhibits. The following schedules and exhibits are annexed to this Agreement and are incorporated by reference and deemed to be a part hereof:

         Schedule A               Specified Financial Obligations
         Exhibit B                Transfer Agent Agreement
         Exhibit C                Resolution


                      Article II - Purchase and Settlement

         2.1 - General Terms. United Dominion hereby sells, exchanges and transfers to Cedar Group, and Cedar Group accepts, the Preferred Shares for an aggregate purchase price of $11,500,000. The $11,500,000 is to be satisfied as follows:

(a) as to $5,000,000, by the contemporaneous purchase of 5,000,000 Preferred Shares for an aggregate cash payment of $5,000,000; and

(b) as to $6,500,000, by the sale pursuant to section 2.5 of up to a maximum of 1,250,334 fully registered Cedar Group Shares (being 842,000 Cedar Group Shares issuable upon conversion of the remaining Preferred Shares and up to an additional 408,334 Cedar Group Shares (the "Additional Shares")).

         2.2 - Release of Funds to United Dominion. The $5,000,000 payable to United Dominion pursuant to clause 2.1(a) has been deposited by Cedar Group into the trust account of its lawyers, Pouliot Mercure. Such funds (together with interest thereon from the date of this Agreement) shall be delivered to United Dominion forthwith upon the execution of this Agreement, and this Agreement shall constitute the irrevocable instruction to such attorneys to pay such funds as aforesaid.

         2.3 - Use of "Husky" funds in trust.    As part of the cash payment of
$5,000,000 contemplated by clause 2.1(a), the principal amount of $450,000 together with the interest accrued thereon to the date of this Agreement, relating to the Husky settlement referred to in section 4.2 hereof, shall be released from the trust account of the attorneys of Dominion Bridge holding such funds and paid forthwith to United Dominion, and this Agreement, upon its execution, shall constitute irrevocable instruction to such attorneys to pay such funds as aforesaid.

         2.4 - Limitation on United Dominion Holdings. United Dominion agrees that it shall not hold in excess of 750,000 Cedar Group Shares at any one time.

         2.5 - Sale of Cedar Group Shares. All the Cedar Group Shares issued to United Dominion pursuant to this Agreement shall be sold according to the following criteria:

(a) Subject to the provisions hereof, Cedar Group shall sell at least 200,000 Cedar Group Shares during each consecutive 30 day period following the execution of this Agreement until either (i) United Dominion shall have realized $6,500,000 pursuant to the provisions of this Agreement for the sale of the Cedar Group Shares issued to United Dominion pursuant hereto, or (ii) all 1,250,334 Cedar Group Shares contemplated to be sold hereby have been sold.

(b) If, for any reason (including the application of clause (e)), Cedar Group fails to sell at least 200,000 Cedar Group Shares during any such 30 day period, at the expiration of such period, Cedar Group shall immediately remit, or cause the Transfer Agent to remit, to United Dominion the number of Cedar Group Shares representing the difference between 200,000 Cedar Group Shares and the number of Cedar Group Shares actually sold by Cedar Group during such period.

(c) United Dominion shall be free to dispose of the Cedar Group Shares it receives pursuant to the preceding clause in accordance with the following procedure. In the event United Dominion proposes to sell any Cedar Group Shares received pursuant to section 2.5, it will first provide to Cedar Group notice in writing by fax of its intention to do so. Such notice will state (i) the number of Cedar Group Shares intended to be sold and (ii) the price per share at which United Dominion anticipates it will consummate the sale. The price set forth in the notice will be the closing price for Cedar Group Shares if the notice is provided after the close of the market, or, if provided prior to the close, the estimated price provided to United Dominion by the broker United Dominion intends to use to consummate the sale. Cedar Group will have the option to notify United Dominion in writing by fax by 2:30 p.m., New York, N.Y. time, on the Business Day following the date United Dominion sent its notice that Cedar Group will purchase the Cedar Group Shares described in the notice at the price set forth therein. In the event Cedar Group fails timely to provide such notice, United Dominion may proceed to consummate the sale of such Cedar Group Shares at the current market price. In the event Cedar Group timely provides notice that it will purchase such

         Cedar Group Shares, Cedar Group must deliver funds to settle the transaction within three business days. If Cedar Group fails to deliver the necessary funds within three business days, United Dominion will be free to dispose of such Cedar Group Shares as set forth in the notice at the then current market price and Cedar Group shall immediately remit to United Dominion the amount by which the proceeds actually received by United Dominion from the sale of such Cedar Group Shares is less than the amount that was due from Cedar Group pursuant to the exercise of its purchase and option. In addition, United Dominion will thereafter be free to dispose of any Cedar Group Shares it receives pursuant to section 2.5 without providing any prior notice whatsoever to Cedar Group. In addition to the foregoing, in the event United Dominion proposes to sell Cedar Group Shares received pursuant to this section 2.5 at a price below U.S.$5.00 per share, United Dominion shall not sell any such Cedar Group Shares at a price below the then current market price for Cedar Group Shares. United Dominion shall be required to advise Cedar Group of the amount of all proceeds received by it from the sale of such Cedar Group Shares.

(d) Cedar Group advises that 1,158,334 Cedar Group Shares of the 1,250,334 Cedar Group Shares contemplated to be sold hereby are currently registered. Cedar Group undertakes to register the remaining 92,000 Cedar Group Shares immediately if United Dominion fails to realize at least $6,500,000 pursuant to this Agreement on the basis of the first 1,158,334 Cedar Group Shares.

(e) Notwithstanding clause (a), Cedar Group shall not sell any Cedar Group Shares for disposition at a per share price less than U.S.$5.00 without the prior written approval of United Dominion.

(f) Cedar Group shall direct that all gross proceeds realized from the disposition of the Cedar Group Shares, less reasonable commissions paid to registered securities brokers not exceeding U.S.$0.04 per share, shall be paid directly to United Dominion up to aggregate gross proceeds of $6,500,000.

(g) If United Dominion realizes $6,500,000 on the sale of Cedar Group Shares pursuant to the provisions of this Agreement before all of the Cedar Group Shares in its possession are disposed of, United Dominion shall return any unsold Cedar Group Shares to Cedar Group forthwith. United Dominion undertakes not to sell more Cedar Group Shares than are reasonably required to realize a total of $6,500,000 for such Cedar Group Shares pursuant to the provisions of this Agreement.

(h) United Dominion shall pay to Cedar Group the amount, if any, by which the amount it realizes for the Cedar Group Shares pursuant to the provisions of this Agreement exceeds $6,500,000.

(i) Should United Dominion not realize at least $6,500,000 for the Cedar Group Shares pursuant to the provisions of this Agreement, it shall have no further claim against Cedar Group, Dominion Bridge or Edinov Corporation with respect to the purchase of the Preferred Shares.

(j) To the extent that funds are delivered by Cedar Group to United Dominion in U.S. dollars or United Dominion sells Cedar Group Shares in U.S. dollars, for the purposes of converting such amounts into Canadian dollars, the parties agree that the noon spot rate for exchanges on the date of delivery in the case of deliveries by Cedar Group and on the date of settlement in the case of sales by United Dominion shall apply.

         2.6 - Anti-Dilution Provisions. If, at any time and from time to time, there is a change in the capital of Cedar Group which would have resulted in a change in the Exchange Rate as contemplated by clauses 5.8(b) through 5.8(c) of the Shareholders' Agreement were such agreement still in force, the right of United Dominion to receive Cedar Group Shares hereunder, including the right to receive Additional Shares, shall be adjusted in the same manner as the Exchange Rate would have been adjusted pursuant to the Shareholders' Agreement.

         2.7 - Allocation of Purchase Price. Cedar Group and United Dominion agree that the $11,500,000 purchase price shall be allocated as follows:

(a) $1 for the settlement of all claims, guarantees and other obligations, including without limitation any unpaid dividends on the Preferred Shares and any interest payments, but excluding the tax benefits specifically detailed below, and

(b)      $11,499,999 for the purchase of the Preferred Shares.

         2.8 - Endorsement of Share Certificates. United Dominion acknowledges that the law firm of Pouliot Mercure is holding the share certificates representing the Preferred Shares in trust, and hereby undertakes to endorse the share certificates of all Class A preferred shares of Dominion Bridge ever purchased from it by Cedar Group, whether pursuant to this Agreement or prior hereto.

                  Article III - Representations and Warranties

         3.1 - Representations and Warranties of United Dominion. United Dominion represents and warrants to Cedar Group and Dominion Bridge as follows and acknowledges that each of Cedar Group and Dominion Bridge is relying upon such representations and warranties in connection with the transactions contemplated in this Agreement:

(a) Corporate Organization. United Dominion is a corporation incorporated, organized and subsisting under the laws of Canada, with all requisite corporate power to own its assets and properties and to conduct its business as presently being conducted by it.

(b) Due Authorization. United Dominion has all requisite corporate power to enter into this Agreement and to take, perform or execute all proceedings, acts and instruments necessary or advisable to consummate the transactions contemplated hereby and fulfil its obligations hereunder. All necessary corporate action has been taken by or on the part of United Dominion to authorize its execution and delivery of this Agreement and the taking, performing or execution of such proceedings, acts and instruments as are necessary or advisable for consummating the transactions contemplated hereby.

(c) Enforceability. This Agreement has been duly executed and delivered on behalf of United Dominion, and this Agreement constitutes a legal, valid and binding obligation of United Dominion, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws and by general principles of equity.

(d) Absence of Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and in compliance with and fulfilment of the terms and provisions of this Agreement will not: (i) conflict with or result in a breach in the terms, conditions or provisions of, or constitute a default under: (1) the constating documents, by-laws, resolutions or any unanimous shareholder agreement of United Dominion; or (2) any mortgage, judgment, order, award or decree to which United Dominion is a party or by which it is bound, except for any such breach or default that would not, individually or in the aggregate, have a material adverse effect on the capacity or ability of United Dominion to consummate the transactions contemplated hereby; or (ii) require any affirmative approval, consent, authorization or other order or action by any Court, governmental authority or regulatory body applicable to United Dominion.

(e) Ownership of Shares. United Dominion is the sole registered and beneficial owner of the Preferred Shares, free of any lien or other encumbrance except as set forth in the Shareholders' Agreement, and has full corporate authority to transfer the Preferred Shares as required pursuant to this Agreement.

         3.2 - Representations and Warranties of Cedar Group. Cedar Group represents and warrants to United Dominion as follows and acknowledges that United Dominion is relying upon such representations and warranties in connection with the transactions contemplated in this Agreement:

(a) Corporate Organization. Cedar Group is a corporation incorporated, organized and subsisting under the laws of Delaware. Cedar Group has all requisite corporate power to own its assets and properties and to conduct its business as presently being conducted by it.

(b) Due Authorization. Cedar Group has all requisite corporate power to enter into this Agreement and to take, perform or execute all proceedings, acts and instruments necessary or advisable to consummate the transactions contemplated hereby and to fulfil its obligations hereunder. All necessary corporate action has been taken by or on the part of Cedar Group to authorize its execution and delivery of this Agreement and the taking, performing or executing of such proceedings, acts and instruments as are necessary or advisable for consummating the transactions contemplated hereby and fulfilling its obligations hereunder.

(c) Enforceability. This Agreement has been duly executed and delivered on behalf of Cedar Group and this Agreement constitutes a legal, valid and binding obligation of Cedar Group, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or general principles of equity.

(d) Absence of Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under: (1) the constating documents, by-laws, resolutions or any unanimous shareholder agreement of Cedar Group; or (2) any instrument, agreement, mortgage, judgment, order, award, decree or other instrument or restriction to which Cedar Group is a party or by which it is bound, except for any such breach or default that would not, individually or in the aggregate, have a material adverse effect upon Cedar Group's capacity or ability to consummate the transactions contemplated hereby; or (ii) require any affirmative approval, consent, authorization or other order or action by any Court, governmental authority or regulatory body applicable to Cedar Group (including any stock exchange or securities regulatory authority) or by any creditor of Cedar Group or any party to any agreement to which Cedar Group is a party or by which Cedar Group is bound.

(e) Registration of Shares. The Cedar Group Shares to be issued to United Dominion pursuant to Article II have been registered by Cedar Group with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended, the issuance of all such Cedar Group Shares shall not violate any applicable U.S. federal or state securities laws and all such Cedar Group Shares shall when issued by Cedar Group to United Dominion be fully paid, non-assessable and freely tradeable shares.

         3.3 - Representations and Warranties of Dominion Bridge. Dominion Bridge represents and warrants to United Dominion as follows and acknowledges that United Dominion is relying upon such representations and warranties in connection with the transactions contemplated in this Agreement:

(a) Corporate Organization. Dominion Bridge is a corporation incorporated, organized and subsisting under the laws of Canada. Dominion Bridge has all requisite corporate power to own its assets and properties and to conduct its business as presently being conducted by it.

(b) Due Authorization. Dominion Bridge has all requisite corporate power to enter into this Agreement and to take, perform or execute all proceedings, acts and instruments necessary or advisable to consummate the transactions contemplated hereby and to fulfil its obligations hereunder. All necessary corporate action has been taken by or on the part of Dominion Bridge to authorize its execution and delivery of this Agreement and the taking, performing or executing of such proceedings, acts and instruments as are necessary or advisable for consummating the transactions contemplated hereby and fulfilling its obligations hereunder.

(c) Enforceability. This Agreement has been duly executed and delivered on behalf of Dominion Bridge and this Agreement constitutes a legal, valid and binding obligation of Dominion Bridge, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or general principals of equity.

(d) Absence of Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under: (1) the constating documents, by-laws, resolutions or any unanimous shareholder agreement of Dominion Bridge; or (2) any instrument, agreement, mortgage, judgment, order, award, decree or other instrument or restriction to which Dominion Bridge is a party or by which it is bound, except for any such breach or default that would not, individually or in the aggregate, have a material adverse effect upon Dominion Bridge's capacity or ability to consummate the transactions contemplated hereby; or (ii) require any affirmative approval, consent, authorization or other order or action by any Court, governmental authority or regulatory body applicable to Dominion Bridge(including any stock exchange or securities regulatory authority) or by any creditor of Dominion Bridge or any party to any agreement to which Dominion Bridge is a party or by which Dominion Bridge is bound.


         Article IV - Certain Releases, Covenants and Other Agreements

         4.1 - Release of Collateral. Subject to the delivery of the sum of $5,000,000 contemplated by clause 2.1(a) hereof, and to the provisions of
Section 5.1 hereof, United Dominion hereby irrevocably releases and discharges all security interests, bonds, debentures, hypothecs and any other such rights that it holds or might hold in the assets and shares of Dominion Bridge, Cedar Group and Edinov Corporation pursuant to the Original Agreements or otherwise, including, without limiting the generality of the foregoing, the Guarantee and Postponement of Claim dated April 8, 1994 from Cedar Group, but excluding the Guarantees and Postponements of Claim dated March 9, 1994 from Cedar Group and Edinov Corporation. United Dominion shall execute any and all release documents that may be necessary or appropriate to evidence the release of the collateral and hereby instructs that same be filed or registered in the appropriate registry, filing or recording offices at Cedar Group's expense. United Dominion hereby irrevocably constitutes and appoints Michel Marengere and Nicolas Matossian, or either one of them, as its true and lawful attorney-in-fact and agent for, in the name of and on behalf of United Dominion to execute and deliver in the name of United Dominion all such documents or instruments as may be necessary effectively to release and discharge such security, or any part thereof. Such appointment and power of attorney, being coupled with an interest, shall not be revoked by the insolvency, dissolution or bankruptcy of United Dominion and United Dominion hereby ratifies and confirms and agrees to ratify and confirm all that Michel Marengere and Nicolas Matossian, or either one of them, may lawfully do or cause to be done by virtue of the provisions hereof. Michel Marengere and Nicolas Matossian hereby agrees only to use such power of attorney to release and discharge such security and Cedar Group agrees to indemnify and save harmless United Dominion from any improper exercise of such power of attorney.

         4.2 - Husky Settlement. Subject to the delivery of the sum of $5,000,000 contemplated by clause 2.1(a) hereof, United Dominion hereby irrevocably releases Dominion Bridge and Cedar Group from any claims for the $863,030 payment made by United Dominion (by way of offset in favour of Cedar Group on a prior purchase of Class A preferred shares) to Bracknell Corporation and any funds held in trust in connection therewith shall be released in accordance with the terms of this Agreement. Similarly, Dominion Bridge and Cedar Group hereby irrevocably releases United Dominion from any claim with respect to such litigation with Bracknell Corporation.

         4.3 - Intentionally Omitted.

         4.4 - Carr and Donald Claim. Cedar Group and Dominion Bridge agree that they shall jointly and severally have and bear responsibility for all alleged obligations owed by United Dominion to Carr and Donald and Associates, a subcontractor of United Dominion in the Business, which obligations were assumed by Dominion Bridge pursuant to the Original Agreements. Cedar Group and Dominion Bridge have received a copy of a statement of claim from Carr and Donald and Associates dated June 26, 1995 commencing action number 95-CU-86423 in the Ontario Court (General Division). Cedar Group and Dominion Bridge hereby acknowledge their agreement to jointly and severally indemnify and hold United Dominion, its officers, directors, agents and employees harmless from and against any and all claims by Carr and Donald and Associates for any amounts due and owing to Carr and Donald and Associates from United Dominion or the Business including, without limitation, all legal fees and costs incurred by United Dominion or a solicitor and client basis. Each party shall provide to the others any and all reasonable assistance necessary or desirable in connection with the defense of any such claim, whether or not such party has any indemnity obligations pursuant thereto.

         4.5 - Bonds, Letters of Credit and Guaranties.  The provisions of
Section 4.2 of the Shareholders' Agreement with respect to Bonding Facilities and Specified Financial Obligations in existence on April 8, 1994 (except for the portion of subsection (c) thereof regarding the grant of second priority security) shall remain in full force and effect and shall not be amended pursuant to this Agreement in any way, except that such provisions shall also apply to any and all Bonding Facilities and Specified Financial Obligations entered into by United Dominion between April 8, 1994 and the date of this Agreement, and except that United Dominion shall release its security interests in the assets of Dominion Bridge in effect to secure the obligations of Dominion Bridge, Cedar Group and Edinov with respect thereto. The specific bonds, letters of credit and foreign exchange exposures for which Cedar Group and Dominion Bridge will continue to jointly and severally indemnify United Dominion are set forth on SCHEDULE A to this Agreement. United Dominion shall have no further or other obligation whatsoever with respect to bonding, provision of letters of credit, foreign exchange contracts or other credit or currency matters.

         4.6 - Legal Accounts. Except for the legal accounts of Borden & Elliot, Cedar Group and Dominion Bridge agree that they shall jointly and severally have and bear responsibility for any outstanding accounts from the law firms retained as agents in provinces of Canada outside of Ontario in connection with the legal services provided and disbursements incurred by such firms in connection with the Original Agreements, including all registrations thereof (including specifically the account of Pitblado & Hoskin (Manitoba) dated January 23, 1995, the account of McDougall Ready (Saskatchewan) dated November 30, 1994 and the account of Stewart McKelvey Stirling Scales (Nova Scotia) dated October 19, 1995 and the account of their sub-agent, Hicks, LeMoine dated October 31, 1995). Cedar Group and Dominion Bridge hereby agree to jointly and severally indemnify and hold United Dominion, its officers, directors, agents and employees harmless from and against any and all claims by such law firms for any amounts due and owing to any of them from United Dominion or the Business as a result of their having provided such services in connection with the Original Agreements and in connection with the release of the United Dominion security against Dominion Bridge property. Each party shall provide to the others any and all reasonable assistance necessary or desirable in connection with the defense of any such claim, whether or not such party has any indemnity obligations pursuant thereto.

         4.7 - Claims of Former Employees.

(a) United Dominion shall be solely responsible for any and all claims of Keith Preston and Donald Mathewson with respect to amounts due pursuant to their employment with United Dominion or Dominion Bridge, or the termination thereof and, accordingly, United Dominion shall indemnify and hold Cedar Group and Dominion Bridge harmless from and against any and all such claims, including all legal fees and costs incurred by Cedar Group and Dominion Bridge on a solicitor and client basis.

(b) Cedar Group and Dominion Bridge shall be jointly and severally responsible for any and all claims of Paul Kandola with respect to amounts due pursuant to his employment with United Dominion or Dominion Bridge, or the termination thereof and, accordingly, Cedar Group and Dominion Bridge shall jointly and severally indemnify and hold United Dominion harmless from and against any and all such claims, including all legal fees and costs incurred by United Dominion on a solicitor and client basis.

         4.8 - Continuing Cooperation. Each Party shall continue to cooperate with each other Party in respect of any Proceeding relating to the Business which is now pending or which is commenced after the date hereof and with all items remaining to be accomplished in connection with the Original Agreements except as expressly treated herein. Such cooperation shall include providing reasonable access during normal business hours to all records and all personnel relevant thereto. In addition to and without limiting the generality of the foregoing, United Dominion agrees that Dominion Bridge and Cedar Group may continue or commence any Proceeding in the name of United Dominion, if required in order to assert a claim that United Dominion may have had in connection with the Business that was transferred to Dominion Bridge pursuant to the Rollover Agreement, provided however that Dominion Bridge and Cedar Group agree to indemnify and save United Dominion harmless from and against any and all costs, judgments in respect of counterclaims, fees, and any other expenses of any kind incurred in connection therewith.


                         Article V - Prior Agreements.

         5.1 - The Original Agreements. The provisions, terms, conditions, representations, warranties, agreements and indemnities of the Master Agreement, the Rollover Agreement, the Share Purchase Agreement, the Guarantees and Postponements of Claim dated March 9, 1994 from Cedar Group and Edinov Corporation and all other written agreements between or among the Parties shall continue in full force and effect except where specifically amended, modified or revised herein or inconsistent herewith. Notwithstanding the foregoing, the Interim Credit Commitment and the related Guarantee and Postponement of Claim of Cedar Group dated April 8, 1994 each terminated on October 8, 1994 by their terms and the Debenture, the Pledge Agreement, the Security Agreement, the Deed of Hypothec and, the Hypothecation and Pledge of Securities Agreement are each hereby terminated and will be released as contemplated by Section 4.1. The Registration Rights Agreement and the Shareholders' Agreement are hereby terminated, except to the extent that the Shareholders' Agreement is referred to herein or might be required to interpret or apply the provisions of this Agreement.

         5.2 - Settlement. Upon execution, delivery and performance of this Agreement, the Parties agree and acknowledge that all allegations contained in the letter of Pouliot Mercure to United Dominion dated December 18, 1995 and the reply letter of Borden & Elliot dated December 21, 1995 are retracted and each Party releases each other Party from any and all claims relating to such matters. Cedar Group and Dominion Bridge confirm that United Dominion has satisfied, or they have waived, all conditions in their favour with respect to the transactions contemplated by the Original Agreements. United Dominion confirms that Cedar Group and Dominion Bridge have satisfied, or United Dominion has waived, all conditions in its favour with respect to the transactions contemplated by the Original Agreements. United Dominion hereby releases Cedar Group, Dominion Bridge and Edinov from any obligation or liability for the letter of credit drawn upon by Defence Construction (1951) Limited in the amount of $500,000.
The Parties also agree to release each other from any proceedings commenced or threatened with respect to the Preferred Shares and the subject matter of this Agreement.


                          Article VI - Indemnification

         6.1 - Indemnification by United Dominion. United Dominion hereby indemnifies and holds Dominion Bridge, Cedar Group, and their respective officers, directors, agents and employees, harmless at all times from and after the date of this Agreement, and will reimburse such indemnified persons on demand for, any payment, any related expenses (including reasonable attorneys' fees) and cost of investigation incurred in defending against such payment (or claim therefor) made by any such indemnified person at any time in respect of any and all claims, demands, actions, causes of action, damages, deficiencies, losses, liabilities and expenses (hereinafter referred to in this Article as "Claims") arising in connection with any inaccuracy in any representation or any breach of warranty made by United Dominion in this Agreement, or any failure by United Dominion duly to perform and observe any term, provision, covenant, agreement or condition under this Agreement on its part to be performed or observed.

         6.2 - Indemnification by Dominion Bridge and Cedar Group. Dominion Bridge and Cedar Group, jointly and severally, hereby indemnify and hold United Dominion and its officers, directors, agents and employees harmless at all times from and after the date of this Agreement, and will reimburse such indemnified persons on demand for, any payment, any related expenses (including reasonable attorneys' fees) and cost of investigation incurred in defending against such payment (or claim therefore) made by any such indemnified person at any time in respect of any and all Claims arising in connection with any inaccuracy in any representation or any breach of warranty made by Dominion Bridge or Cedar Group in this Agreement, or any failure by Dominion Bridge or Cedar Group duly to perform and observe any term, provision, covenant, agreement or condition under this Agreement on its part to be performed or observed.

                          Article VII - Miscellaneous

         7.1 - Further Assurances. Each of United Dominion, Cedar Group and Dominion Bridge shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other may reasonably require to carry out effectively or better evidence or perfect the full intent and meaning of this Agreement.

         7.2 - Time of the Essence. Time shall be of the essence of this Agreement.

         7.3 - Benefit of the Agreement. This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

         7.4 - Assignment. No party to this Agreement may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.

         7.5 - Entire Agreement. This Agreement and the agreements referred to herein and therein constitute the entire agreement between the parties hereto with respect to the subject matter hereof. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly contemplated by this Agreement and the other agreements referred to above.

         7.6 - Amendments and Waiver. No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by the parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by both the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

         7.7 - Notices.  Any demand, notice or other communication
(hereinafter in this Section 7.7 referred to as a "Communication") to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered or certified mail or by transmittal by telecopier or other form of electronic communication addressed to the recipient as follows:

                 To United Dominion:

                 United Dominion Industries Limited
                 2300 One First Union Center
                 301 South College Street
                 Charlotte, North Carolina  28202

                 Attention:  General Counsel
                 Telecopier:  704-347-6817

                 To Dominion Bridge and/or Cedar Group:

                 c/o Cedar Group, Inc.
                 500 Notre Dame Street
                 Lachine, Quebec
                 H8S 2B2

                 Attention:  President
                 Telecopier:  514-634-2448

                 and to:

                 Pouliot Mercure
                 1155 Rene Levesque West
                 Suite 3100
                 Montreal, Quebec
                 H3B 3S6

                 Attention:  Brian Riordan
                 Telecopier: (514) 875-4308

or to such other address, telecopier number or individual as may be designated by notice given by any party to the other. Any Communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof, and, if given by telecopier or other form of electronic communication, shall be deemed given and received on the date of such transmission if received during normal business hours of the recipient and on the next Business Day if it is received after the end of such normal business hours on the date of the transmission. If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might materially adversely affect the delivery of mail, any such Communication shall not be mailed but shall be given by personal delivery or by telecopier or other form of electronic communication transmittal. Any Party receiving a notice by telecopier or other form of electronic communication shall provide an acknowledgement of such receipt to the sending Party by any means permissible hereunder.

         7.8 - Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

         7.9 - Non-Merger. The covenants, representations, warranties, indemnities and other undertakings of each of the parties hereto shall not merge upon the completion of the transactions contemplated hereby but instead shall survive such completion and continue in full force and effect.

         7.10 - Third Party Beneficiaries. No Person, other than the parties hereto, shall have or acquire any rights as a result of this Agreement.

         7.11 - Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute but one and the same instrument.

         7.12 - Legal Fees. Each party shall be responsible for its own legal fees in connection with this Agreement and the transactions contemplated hereby.

         IN WITNESS WHEREOF the parties have executed this Agreement as of the 18th day of December, 1995.

                                           UNITED DOMINION INDUSTRIES LIMITED


                                           By: /s/ Glenn A. Eisenburg, SVP & CFO
                                              ----------------------------------

                                           By: /s/ B.B. Burns, Jr., SVP
                                              -------------------------



                                           CEDAR GROUP, INC.


                                           By: /s/ Michel Marengere
                                              ---------------------

                                           Its: Chairman and C.E.O.
                                               --------------------



                                           DOMINION BRIDGE, INC.


                                           By: /s/ Michel Marengere
                                              ---------------------

                                           Its:
                                              Chairman and C.E.O.
                                              -------------------